                                                                      EXHIBIT 11

ClinTrials Research Inc.
Computation of Earnings per Share
(in thousands, except for earnings per share)

                                                     1993         1994         1995         1996         1997
                                                  ----------   ----------   ----------   ----------   ----------
Income (loss) before
 cumulative effect of accounting change           $      798   $    2,153   $    3,601   $    6,425   $   (6,396)

Cumulative effect of accounting change                   243           --           --           --           --
                                                  ----------   ----------   ----------   ----------   ----------
Net income (loss)                                 $    1,041   $    2,153   $    3,601   $    6,425   $   (6,396)
                                                  ==========   ==========   ==========   ==========   ==========

Weighted average shares outstanding for                9,989       13,109       13,497       15,447       18,156
   Basic Earnings per Share

   Dilutive effect of stock options                      390          391          385          480           --
                                                  ----------   ----------   ----------   ----------   ----------

Weighted average shares outstanding and
   dilutive effect of stock options for Diluted
   Earnings per Share                                 10,379       13,500       13,882       15,927       18,156
                                                  ==========   ==========   ==========   ==========   ==========

Basic Earnings per Share:
    Income (loss) before cumulative effect of
      accounting change                           $     0.08   $     0.16   $     0.27   $     0.42   $    (0.35)

    Cumulative effect of accounting change              0.02         0.00         0.00         0.00         0.00
                                                  ----------   ----------   ----------   ----------   ----------
    Net income (loss)                             $     0.10   $     0.16   $     0.27   $     0.42   $    (0.35)
                                                  ==========   ==========   ==========   ==========   ==========

Diluted Earnings per Share:
    Income (loss) before cumulative effect
      of accounting change                        $     0.08   $     0.16   $     0.26   $     0.40   $    (0.35)
    Cumulative effect of accounting change              0.02         0.00         0.00         0.00         0.00
                                                  ----------   ----------   ----------   ----------   ----------
    Net income (loss)                             $     0.10   $     0.16   $     0.26   $     0.40   $    (0.35)
                                                  ==========   ==========   ==========   ==========   ==========



Note: Prior period amounts have been restated to give retroactive effect to the 1997 merger with Ovation, which was accounted for as a pooling of interests.